Exhibit 99.1

     MOVIE GALLERY ANNOUNCES THE APPOINTMENT OF HOLLYWOOD'S TIMOTHY R. PRICE
            TO EXECUTIVE VICE PRESIDENT, CFO OF THE COMBINED COMPANY

DOTHAN, Ala., June 22 /PRNewswire-FirstCall/ -- Movie Gallery, Inc. (Nasdaq:
MOVI), announces the appointment of Timothy R. Price to Executive Vice President, Chief Financial Officer of the Company. Price had been Hollywood Entertainment's Executive Vice President and Chief Financial Officer, having joined the company in January 2003. Prior to that Mr. Price was with May Co. for four years, most recently as CFO for Robinson's-May. Prior to May Co., Mr. Price spent 11 years in accounting and finance at Kohl's and The Limited.

Joe Malugen, Chairman, CEO and President of Movie Gallery, comments, "We believe the promotion of Tim Price to CFO for the combined company gives us the additional experience and leadership to maximize opportunities and leverage the strengths of these two great companies. We are very pleased with the integration process to date. We have aligned and are consolidating several key areas such as Store Development, Legal, Game Crazy(R), Distribution and Finance. Our leadership teams are now in place and we are moving quickly on targeting efficiencies and implementing best practices."

Business Update

"Already in progress are key efficiencies for the Game businesses of both companies, starting with the closure of 51 non-profitable Game Crazy stores," said Mr. Malugen. "After evaluating all lower performing Game Crazy stores, 51 were targeted for closure by the end of June 2005. Also targeted in the game business integration is the re-branding of Movie Gallery's 23 Game Zone(R) stores with the more established national Game Crazy brand."

"For the second quarter of 2005, we were originally forecasting our same-store sales to be down slightly; however, the recent weakness in the home video release schedule is having a significant adverse impact on our results," said Malugen. "In addition, with the theatrical box-office in its 17th week of a slowdown and enduring its worst slump in two decades, we believe that the flow-through of an unimpressive slate of titles will continue to adversely impact our stores in both the rural and urban markets over the next few months."

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About Movie Gallery

Movie Gallery is the second largest North American video rental company with annual revenue in excess of $2.5 billion and approximately 4,700 stores located in all 50 U.S. states, Mexico and Canada.

Forward-Looking Statements

This release contains forward-looking statements, including statements relating to Movie Gallery's recent acquisition of Hollywood Entertainment. The forward-looking statements in this release are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. These risks and uncertainties include, but are not limited to: (i) our ability to integrate appropriate functions of Hollywood; (ii) effects of the long-term indebtedness that was incurred to fund the acquisition of Hollywood; (iii) the number of new store openings during the year; (iv) declines in same-store revenues; (v) the Company's actual expenses differ from estimates and expectations; (vi) competitive pressures are greater than anticipated; (vii) availability of new movie releases priced for sale may negatively impact consumers' desire to rent movies; (viii) movie studios could change their distribution policies; (ix) video game hardware and software manufacturers may fail to introduce new products; (x) Movie Gallery's and Hollywood's information systems may fail to perform as anticipated; (xi) consumer demand for movies and games may be less than expected; (xii) availability of movies and games may be less than expected; (xiii) competitive pressures, including technological advances, may be greater than anticipated;
(xiv) the Company may expand its investment in existing strategic initiatives for alternative delivery of media content or choose to invest in significant new strategic initiatives; (xv) risks and costs related to integrating acquisitions; and (xvi) other risks described in Movie Gallery's filings with the Securities and Exchange Commission, including the detailed factors discussed under the heading "Cautionary Statements" in Movie Gallery's annual report on Form 10-K for the fiscal year ended January 2, 2005. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

     Contact:
     Michelle Lewis
     Movie Gallery, Inc.
     (334) 702-2416

     Thomas Johnson
     Movie Gallery, Inc.
     (334) 702-2400

SOURCE  Movie Gallery, Inc.
    -0-                             06/22/2005
    /CONTACT: Michelle Lewis, +1-334-702-2416, or Thomas Johnson, +1-334-702-2400, both of Movie Gallery, Inc./
    /Web site:  http://www.moviegallery.com